Exhibit 23

            Consent of Independent Registered Public Accounting Firm

To the Trustees of
Enzo Biochem, Inc. Salary Reduction Profit Sharing Plan

We consent to incorporation of our report dated June 23, 2006 relating to the statements of net assets available for plan benefits of the Enzo Biochem, Inc. Salary Reduction Profit Sharing Plan as of December 31, 2005 and 2004 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2005; in the December 31, 2005 annual report on Form 11-K of Enzo Biochem, Inc.

Marks Paneth & Shron LLP
Woodbury, NY
June 23, 2003